Exhibit 99.1


                                  NEWS RELEASE

                              Contact:    Richard N. Grubb, Executive
                                          Vice President and Chief Financial
                                          Officer or Robert A. Freece
                                          Senior Vice President
                                          610/644-1300

FOR IMMEDIATE RELEASE


              VISHAY INTERTECHNOLOGY SUED BY CABOT CORPORATION FOR
                  ALLEGED BREACH OF TANTALUM SUPPLY AGREEMENTS

MALVERN, PENNSYLVANIA - April 15, 2002 - Vishay Intertechnology, Inc. (NYSE:VSH) announced today that it has been sued by Cabot Corporation (NYSE: CBT) in the Superior Court of the Commonwealth of Massachusetts (Suffolk Co. Civil Action No. 02-1584-BLS) alleging that Vishay and/or its subsidiaries have breached agreements for the supply by Cabot to Vishay of tantalum powder and wire. Vishay uses tantalum products in the manufacture of its line of tantalum capacitors.

As described below, the complaint requests damages in an unspecified amount and also various injunctive and declaratory relief requiring Vishay to purchase products at regular periodic intervals throughout the year, to identify products that it intends to purchase under one of the agreements that does not specify a product mix and to inspect products when and as they are produced and tendered by Cabot.

Commenting on the complaint, Dr. Felix Zandman, Vishay's chairman and chief executive officer, stated: "While we have not yet had an opportunity to fully analyze the allegations of Cabot's complaint, Vishay believes that its subsidiary that is a party to the Cabot agreements has sound defenses to all of the claims raised in the complaint and has complied fully with its obligations under the agreements, as Vishay believes they should be properly interpreted. Accordingly, the Vishay parties to the litigation intend to vigorously contest the action and to explore all rights and remedies available to them under the agreements and by law."

Dr. Zandman added: "We understand that Cabot has commenced similar actions against other manufacturers of tantalum capacitors and that these manufacturers also intend to contest Cabot's allegations."

A description of the complaint follows.

The action arises out of two tantalum supply agreements entered into between Cabot and a Vishay subsidiary in July and November 2000. These agreements require the subsidiary to purchase and Cabot to sell certain minimum amounts of tantalum powder and tantalum wire in the years 2001 through 2005. The July agreement specifies a variety of tantalum powder and wire products and their associated year-by-year prices per pound, while the November agreement

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does not identify the particular product mix but does specify an average price per pound for all purchases.

The complaint alleges that Vishay commenced orders for tantalum products under the July agreement in January 2001 and that through the first half of 2001 Vishay submitted orders on a quarterly basis, which Cabot filled. Simultaneously, according to the complaint, Cabot commenced at considerable expense an expansion project designed to increase tantalum output at its Boyertown plant. The complaint further alleges that, in the middle of 2001, Vishay notified Cabot that it had a greatly diminished need for additional tantalum products from Cabot because of the general economic downturn and the drop in the sales of Vishay's electronic capacitors. Further, according to the complaint, Vishay subsequently told Cabot that it would purchase only 100 pounds of tantalum products in the first quarter of 2002 and little if any tantalum products in the second and third quarters of 2002. Also, the complaint alleges that after announcing its intentions with respect to its 2002 purchases, Vishay began rejecting various shipments of tantalum powder sold under the July agreement for alleged non-conformance with specifications. According to the complaint, analyses of the products rejected by Vishay cast doubt on Vishay's claim of non-conformance, and, moreover, Vishay has allegedly rejected shipments of replacement products that Cabot alleges that it is entitled to deliver under the supply agreements. Cabot, according to the complaint, has objected to Vishay's alleged decision to defer essentially all of its tantalum purchases to the last quarter of 2002, to Vishay's alleged rejection of products delivered in 2001, to Vishay's alleged refusal to allow Cabot to substitute replacement products and to Vishay's alleged refusal to identify or inspect tantalum products that Cabot must produce to fulfill its obligations under the supply agreements.

The complaint further alleges that Cabot has attempted to obtain from Vishay the specific mix of products that Vishay intends to purchase in 2002 under the supply agreements, that Vishay has refused to provide any meaningful forecast to Cabot, that Cabot has nonetheless commenced manufacturing selected tantalum products for Vishay on the basis of the product mix in the July agreement, and that Cabot has tendered these products to Vishay for inspection and delivery but that Vishay has indicated that it will not accept Cabot's tender or inspect or take delivery of the products or otherwise confirm that it will purchase the products that Cabot is producing.

According to Cabot's complaint, the alleged action of Vishay violates the letter and spirit of the supply agreements and is not commercially reasonable. The complaint adds that Vishay allegedly knows that Cabot does not have manufacturing capacity to produce Vishay's total annual allotment of tantalum products and fulfill Cabot's obligations to other customers unless Cabot manufactures continuously throughout the year, and also states that Cabot lacks the capacity to preserve and store all of the tantalum products that Cabot must produce throughout the year in order to meet Vishay's alleged delivery schedule. The complaint also alleges that Cabot must know on an ongoing basis whether tantalum products meet Vishay's specifications, so that Cabot can have an adequate opportunity to manufacture replacement products if necessary and that Cabot will be deprived of its right of replacement if Vishay is permitted to wait until Cabot has manufactured an entire year's supply before deciding to accept or to reject for non-conformity. Also, according to the complaint, by refusing to take delivery of products at regular intervals, Vishay is depriving Cabot of the benefit of a stable stream of revenues that the supply agreements were allegedly intended to provide to Cabot and is imposing upon Cabot a collection risk not contemplated by the supply agreements.

Cabot also alleges in the complaint that Vishay's purported plan to make essentially all of its tantalum purchases in the last quarter of 2002, its refusal to bind itself in advance to a specific mix of products and its refusal to inspect tantalum products that Cabot manufactures are designed to maximize the chances that Vishay will be able to assert in the future that Cabot has breached one or another of its obligations under the supply agreements.

According to the complaint Vishay has breached the July agreement by failing to fulfill its minimum purchase obligations as a result of which Cabot has suffered harm, including monetary damages.

Also, according to the complaint, Vishay is obligated under the November agreement and, to the extent that it remains in force, the July agreement, and by law irrespective of the terms of the supply agreements, to establish a reasonable delivery schedule pursuant to which Vishay makes regular, periodic purchases of products from Cabot throughout the year; and Vishay is obligated under the November agreement, and by law irrespective of the terms of the November agreement, to identify the particular products that Vishay intends to purchase at appropriate intervals throughout the year so that Cabot can manufacture and deliver those products in a timely manner. Further, according to the complaint, the November agreement and, to the extent that it remains in force, the July agreement obligate Vishay to inspect the tantalum products that Cabot manufactures when and as they are produced in order to confirm that they meet specifications; that by failing to make such an inspection Vishay has waived and will waive any rights it may have to reject the products produced and tendered; and that by refusing to inspect the tantalum products that Cabot manufactures for Vishay when and as they are produced and tendered Vishay threatens Cabot with irreparable harm.

In its request for relief, Cabot asks the court to (i) preliminarily enjoin Vishay from refusing to provide Cabot with identification of the particular tantalum products that Vishay intends to purchase under the November agreement at appropriate intervals during the year; (ii) preliminarily enjoin Vishay from refusing to inspect tantalum products that Cabot manufactures for Vishay when and as they are produced and tendered by Cabot in order to confirm that they meet specifications; (iii) enter a final judgment in favor of Cabot in an amount to be determined for breach of the July agreement; (iv) enter a final judgment that Vishay's breach of the July agreement was material, entitling Cabot to cancel that agreement; (v) enter a final judgment declaring that the November agreement and, to the extent that it remains in force, the July agreement require Vishay to purchase the annual minimum quantities of tantalum products at regular periodic intervals throughout the year; (vi) enter a final judgment declaring that the November agreement requires Vishay to identify the particular tantalum products that Vishay intends to purchase at appropriate intervals during the year; and (vii) enter a final judgment declaring that the November agreement and, to the extent that it remains in force, the July agreement require Vishay to inspect the tantalum products that Cabot manufactures for Vishay's account when and as they are produced and tendered, and declaring that any failure by Vishay to inspect such products when and as they are manufactured and tendered constitutes a waiver of Vishay's right of rejection of such products. The complaint also requests additional unspecified declarations of rights and obligations of the parties and other relief, as the court deems appropriate.


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Vishay, a Fortune 1,000 Company listed on the NYSE, is the largest U.S. and
European manufacturer of passive electronic components (resistors, capacitors, inductors) and is the #2 manufacturer of discrete semiconductors worldwide. The Company's components can be found in products manufactured in a very broad range of industries worldwide. With headquarters in Malvern, Pennsylvania, Vishay employs over 20,000 people in more than 68 plants located in 14 countries. Vishay can be found on the Internet at http://www.vishay.com.


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